                                                                    Exhibit 4.12

                               DATED JUNE 20, 1997
                               -------------------


                           (1)     RADLEY SERVICES LIMITED

                           (2)     PEEK CORPORATION

                           (3)     WPI GROUP (UK)

                           (4)     PEEK PLC

                           (5)     WPI GROUP INC




                       -----------------------------------

                                A G R E E M E N T
                          FOR THE SALE AND PURCHASE OF
                              THE SHARE CAPITAL OF
                             HUSKY COMPUTERS LIMITED
                  HUSKY COMPUTERS INC, AND HUSKY COMPUTERS GmbH

                       -----------------------------------








                                  Slater Heelis
                               71 Princess Street
                                   Manchester
                                     M2 4HL

                                Ref: D.6853/5.CFD

                                      INDEX
                                      -----


CLAUSES
-------

     1        Interpretation
     2        Sale and Purchase
     3        Consideration
     4        Conditions
     5        Completion
     6        Period between Contract and Completion
     7        Restrictions on the Guarantor and the Vendors
     8        Warranties and Representations
     9        Guarantees and Indemnities
     10       US Lease
     11       Pensions
     12       Guarantee by the Guarantor
     13       General


SCHEDULES
---------

First Schedule:   Vendors and Consideration
Second Schedule:  Part 1 - The UK Company
                  Part 2 - The US Company
                  Part 3 - The German Company
Third Schedule:   Interpretation
Fourth Schedule:  Completion Arrangements
Fifth Schedule:   Part 1 - Warranties and Representations
                  Part 2 - US Warranties and Representations
                  Part 3 - Limitations on Warranties
Sixth Schedule:   Pensions
Seventh Schedule: The Properties
Eighth Schedule:  Completion Accounts
Ninth Schedule:   Conduct of Business before Completion



AGREED FORM DOCUMENTS
---------------------

Accounts
Disclosure Letter
Officer's Resignation Letter
Tax Deed
Deed of Indemnity re Litigation

THIS AGREEMENT is made the        day of           One thousand nine hundred and
ninety seven

B E T W E E N :-

(1) RADLEY SERVICES LIMITED a company registered in England under number 2617074 whose registered office is at 309 Reading Road, Henley-on-Thames, Oxon, RG9 1EL ("the Vendor")

(2) PEEK CORPORATION a Delaware Corporation having its main place of business at 2701 North Rocky Point Drive, Suite 930, Tampa, Fl.33607-5975 USA ("the US Vendor")

(3) WPI GROUP (UK) a company registered in England under number 3227062 whose registered office is at Fairoak House, Church Road, Newport, Gwent, NP9 7EJ ("the Purchaser")

(4) PEEK PLC a company registered in Scotland under number 19299 whose registered office is at George House, 50 George Square, Glasgow, G2 1RR ("the Guarantor")

(5) WPI GROUP INC a New Hampshire Corporation having its main place of business at 1155 Elm Street, Manchester, NH 03101 USA ("the Purchaser's Guarantor")

W H E R E A S:
--------------

(A) HUSKY COMPUTERS LIMITED ("the UK Company) is a private company limited by shares incorporated in England under the Companies Act(s) 1948 to 1976 under company number 1328356 and further information concerning the UK Company is set out in Part 1 of the Second Schedule.

(B) HUSKY COMPUTERS INC ("the US Company") is a corporation incorporated in Florida and further information concerning the US Company is set out in
         Part 2 of the Second Schedule.

(C) HUSKY COMPUTERS GmbH ("the German Company") is a corporation incorporated in Germany and is registered at the Commercial Register of the Siegburg District Court ("Amsgericht") under file number HRB 3396, formerly Cologne District Court, HRB 20139, and further information concerning the German Company is set out in Part 2 of the Second Schedule.

(D) The Vendors are respectively the beneficial holders of the entire issued share capital of the Companies as set out in the First Schedule and the Vendors have the right, power and authority to sell and transfer such shares free from all and any claims charges liens encumbrances options or equities thereto.

(E) The Guarantor is the ultimate holding company of the Vendors and the Purchaser's Guarantor is the ultimate holding company of the Purchaser.

(F) The Vendors have respectively agreed to sell and the Purchaser has agreed to purchase the entire issued share capital of each of the Companies on the terms and subject to the conditions set out in this Agreement and in the Schedules hereto ("the Agreement").

NOW IT IS HEREBY AGREED as follows:
-----------------------

INTERPRETATION
--------------

         In this Agreement the words and expressions defined in the Third
                  Schedule hereto shall (unless the context otherwise requires) have the meanings thereby given to them and this Agreement shall be construed and interpreted accordingly.

SALE AND PURCHASE

         Subject to the terms of this Agreement

                  the Vendor shall sell (or procure the sale of) the UK Shares and the German Shares with full title guarantee

                  the US Vendor shall sell (or procure the sale of) the US
                           Shares with the full title guarantee

                  and the Purchaser shall purchase the Shares in each case free from all Encumbrances and together with all rights now or hereafter attaching thereto

         The Purchaser shall not be obliged to complete the purchase unless the purchase of all the Shares is completed simultaneously the UK Vendor hereby waives any pre-emption rights it may have relating to the UK Shares and the German Shares howsoever conferred the US Vendor hereby waives any rights it may have to purchase the US Shares howsoever conferred

         The Purchaser shall be entitled to the benefit of the Shares with effect from the date hereof.

CONSIDERATION
-------------

         The consideration for the said sale and purchase of the Shares shall be an amount equal to the aggregate of the Net Tangible Assets and (p)7,000,000 and shall be apportioned between the Vendors in the manner set opposite their respective names in the First Schedule.

         The sum of (p)13,000,000 on account of the Consideration shall be paid on the date hereof into one or more joint accounts respectively in the joint names of the Vendors' Solicitors and the Purchaser's Solicitors to be held in escrow on terms that the total sum of (p)13,000,000 plus interest accrued (a) shall be paid out to the Vendors' Solicitors on Completion of the Vendors' obligations under Clause 5 or (b) in the event that Completion shall not occur as hereinafter provided, shall be paid out to the Purchaser's Solicitors. The parties hereby instruct their respective solicitors accordingly.

CONDITIONS
----------

         This Agreement is conditional upon the passing at a general meeting of the Guarantor of a resolution approving the sale of the Companies.

         If the condition referred to in paragraph 4.1 is not fulfilled on or before 5 August 1997, this Agreement shall be void and cease to have effect and the rights and obligations of the parties hereunder shall cease and determine without any claim by any of them against the other or others of them.

         In the event of it becoming apparent on or before Completion that any of the Guarantor, the Vendor or the US Vendor is in material breach of any of the Warranties, the Guarantor's Warranty or any other material term of this Agreement, the Purchaser may rescind this Agreement by notice in writing to the Guarantor but without prejudice to any other rights it may have. "Material Breach" for the purposes of this clause shall mean an event or matter which would cause the value of the shares to decrease by 5% or more.

         The Guarantor shall be entitled to waive the condition contained in Clause 4.1 above by giving written notice to the Purchaser whereupon the said condition shall be deemed to have been satisfied.

COMPLETION
----------

         Subject to the provisions of this Clause Completion shall take place as soon as practicable after the fulfilment of the condition in Clause 4.1 above, but in no event later than 5th August 1997 ("the Completion Date") at the offices of the Vendors' Solicitors whereupon the business described in the Fourth Schedule will be transacted.

         If in any respect the provisions of the Fourth Schedule are not complied with on the last date for Completion set by Clause
                  5.1 but this Agreement shall otherwise have become unconditional then the Purchaser may:

                           defer Completion to a date not more than twenty-eight
                                    days after the last date for Completion set by Clause 5.1 (and so that the provisions of this Clause 5 shall apply to Completion as so deferred); or

                           proceed to Completion so far as practicable (without
                                    prejudice to its rights hereunder); or

                           rescind this Agreement.

PERIOD BETWEEN CONTRACT AND COMPLETION
--------------------------------------

         Following the date of this Agreement up to and including the Completion
                  Date the parties agree that the business of the Companies will be conducted in accordance with the wishes of the Purchaser and under the effective control of the Purchaser PROVIDED that the Vendors shall remain the registered owners of the Shares and shall be entitled to appoint and remove directors and officers of the Companies and the Vendors and the Purchaser agree that neither of them shall permit without the written consent of the other any of the Companies to do any of the things set out in the Ninth Schedule, FURTHER PROVIDED ALWAYS that any losses and profits attributable to the Companies in the period between contract and completion shall be at the risk of, or as the case may be, for the benefit of, the Purchaser.

         The Purchaser shall indemnify the Vendors and each of them against all losses, damages, costs or liabilities suffered or incurred by the Vendors or any of them arising out of or in connection with any act or omission of any of the Companies, their servants and agents performed or omitted to be performed at the request or instigation of the Purchaser.

         During the said period, the Vendor shall not be obliged to fund the businesses of the Companies and the Purchaser shall be obliged to maintain adequate working capital facilities for the continuing activities of the businesses of the Companies.

RESTRICTION ON THE GUARANTOR AND THE VENDORS
--------------------------------------------

         Each of the Guarantor and the Vendors hereby covenants and undertakes with and to the Purchaser and the Company in further consideration of this Agreement (and as separate and independent agreements) that save with the written consent of the Purchaser they will not and will procure that no Vendor Group Company will:-

                  at any time during the period of three years after the date of
                           Completion be engaged concerned or interested either solely or jointly or with any other period firm or company and whether directly or indirectly in the carrying on of any business which is competitive or likely to be competitive with any businesses carried on by any of the Companies during the period of one year prior to the date of Completion including (without limitation) the business of the design, manufacture and sale of handheld computer systems including the provision of related services for incorporation into customer specific applications. PROVIDED THAT nothing in this clause shall prevent the Guarantor (or any of its subsidiaries) from acquiring any business or company, part of whose business is competitive as aforesaid but where such part represents less than 20% of the turnover of the company or business concerned. The Guarantor will make reasonable efforts to dispose of such part within a reasonable time from such acquisition.

                     at any time hereafter either use for its own benefit or
                           disclose to any person other than the Purchaser any secret information other than information which relates to the Guarantor or any of its subsidiaries (other than the Companies) concerning the business accounts or finances of any of the Companies any of their transactions or affairs or concerning techniques or methods used in the business of any of the Companies which may come to its knowledge and shall use its best endeavours to prevent the publication or disclosure of any confidential information concerning such matters unless such information shall then be in the public domain otherwise than by reason of a breach of the terms of this paragraph at any time hereafter use or procure the use in connection with any business of the names including the words "Husky" or any other trade names currently used by or reserved for the use of the Companies or any colourable imitation thereof

                  The duration, extent and application of each of the
                           restrictions contained in Clause 7.1 above are considered to be no greater than is necessary for the protection of the goodwill of the business of the Companies and the value of the Shares and the restrictions contained in Clause 7.1 are considered reasonable by the parties having regard to the global nature of the business of the Companies as conducted by the Vendor Group and intended to be conducted by the Purchaser, but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted such restriction shall apply with such deletion as may be necessary to make it valid and effective and shall be enforced to the extent permitted by law

                  The Guarantor agrees to procure that the name of Husky
                           Computers BV is changed within two months of Completion so as to remove reference to the name "Husky" or any colourable imitation thereof

WARRANTIES AND REPRESENTATIONS
------------------------------

         The Vendor warrants and represents to the Purchaser in the terms of

                  Part I of the Fifth Schedule hereto in respect of the UK Company and the German Company and the US Vendor warrants and represents to the Purchaser in the terms of Parts I and 2 of the Fifth Schedule hereto in respect of the US Company and the Vendor and the US Vendor acknowledge that the Purchaser is entering into this Agreement in reliance on each of the Warranties

         The Warranties are given subject to matters fairly disclosed in the Disclosure Letters

         The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other sub-paragraph or anything in this Agreement other than the provisions of Part 3 of the Fifth Schedule.

         Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it in the event that any of the Warranties is broken or proves to be untrue or misleading, the Warrantors shall in such event pay to the Purchaser on demand the amount necessary to put the Companies or any of them into the position which would have existed if the Warranties had not been broken and had been true and not misleading together with all costs and expenses incurred by the Purchaser and any of the Companies as a result of such breach.

         Where any statement in the Fifth Schedule is qualified by the expression "KIB" "so far as the Warrantors are aware" or the expression "to the best of the Warrantors' knowledge, information and belief "or any similar expression or wording of similar import, that statement shall be deemed to include an additional statement that it has been made after due enquiry of the Directors of Husky Computers Limited (other than J G Sanger and A Standley) and Messrs L Lamb and M A Jenkins

         Any information supplied by or on behalf of the Companies or the respective officers to the Guarantor, the Warrantors or their agents or accountants, solicitors or other advisors in connection with the Warranties or otherwise in relation to the business and affairs of the Companies shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Company and the Warrantors and the Guarantor hereby waive any and all claims which they might otherwise have against the Company in respect thereof

         The Guarantor and the Warrantors shall procure that (save only as may be necessary to give effect to this Agreement) neither they nor the Company shall knowingly do or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of such Warranties inaccurate or misleading if they were so given

         Each of the sub-paragraphs of Part 1 of the Fifth Schedule applies
                  (unless the context otherwise requires) to each of the Companies and references therein to "the Company" shall be interpreted accordingly.

         Guarantor's Warranty
         --------------------

                  The Guarantor warrants and represents to the Purchaser that the aggregate value of the Net Tangible Assets of the Companies at the close of business on 20 June 1997 determined in accordance with the same accounting policies as those applied in the Accounts and in accordance with the Eighth Schedule will not be less than (p)6,000,000 less the amount of any overdraft with Lloyds Bank plc of the UK Company at Completion.

                  The parties agree that the procedure set out in the Eighth
                           Schedule shall be followed in relation to the determination of the Net Tangible Assets.

GUARANTEES AND INDEMNITIES
--------------------------

         Each of the Guarantor and the Vendors undertake with the Purchaser that they will each use their best endeavours to procure the release of the Companies from all guarantees, indemnities and securities given by the Companies in respect of liabilities of any Associate thereof and prior to the formal release of the Companies from liability under or in connection with any such guarantees, indemnities and securities shall indemnify the Companies and keep them indemnified from and against any payment made under any such guarantees, indemnities and securities and any expense, loss, damage, cost, claim or liability whatsoever which the Company may incur under or in connection therewith

US LEASE
--------

         The US Vendor and the Purchaser shall co-operate together with a view to obtaining the consent of the landlord of the US Property pursuant to clause 25 of the US Lease.

         The US Vendor and the Purchaser shall use all reasonable endeavours to obtain from the Landlord a release of any liabilities of the US Company in respect of the US Property and any liabilities of the US Vendor as guarantor of the obligations of the US Company with regard thereto and in connection therewith, the Purchaser shall offer the Purchaser's Guarantor as a substitute guarantor for the obligations of the tenant under the US Lease.

         Pending the obtaining of landlord's consent pursuant to clause 25 of the US Lease and the release of the US Company's and the US Vendor's liabilities the Purchaser and the Purchaser's Guarantor shall indemnify and keep indemnified the US Company and the US Vendor against all costs, claims, demands, expenses and liabilities whatsoever arising pursuant to the US Lease or the guarantee thereof by the US Vendor.

PENSIONS
--------

         The provisions of the Sixth Schedule shall apply.

GUARANTEE BY THE GUARANTOR
--------------------------

         In consideration of the Purchaser entering into this Agreement at its request the Guarantor unconditionally and irrevocably guarantees to the Purchaser as a primary obligation and debt of the Guarantor the due and punctual payment by the Vendors and each of them of any sum due under this Agreement and the Tax Deed the due and punctual performance of any obligation of the
                           Vendors and each of them or any other member of the Vendor Group under this Agreement and the Tax Deed and undertakes with the Purchaser that if and whenever any
                           Vendor shall be in default of any of its obligations under this Agreement and the Tax Deed the

                           Guarantor will forthwith make good the default as if the Guarantor instead of that Vendor was expressed to be the primary obligor under this Agreement and the Tax Deed (as the case may be) and notwithstanding any indulgence granted by the Purchaser to that Vendor.

         This guarantee shall not be affected by any legal limitation disability or other circumstances relating to the Vendors or any irregularity unenforceability or invalidity or of any obligations of the Vendors under this Agreement.

         The Purchaser's Guarantor (unconditionally and irrevocably guarantees to the Guarantor (for itself and as trustee for the Vendors), the due and punctual performance by the Purchaser of each of its obligations hereunder and under any document in agreed terms as a primary obligation and debt of the Purchaser's Guarantor its due and punctual payments by the Purchaser of any sum that may become due to the Vendors (or any of them under this Agreement);

                  the due and punctual performance of any obligation of the
                           Purchaser under this Agreement and the Tax Deed.

GENERAL
-------

         This Agreement shall not be assignable save that the Purchaser shall be entitled to assign the same to a Related Company and accordingly the expression "the Purchaser" as used herein shall where the context so admits include any such assignee PROVIDED that (a) the Purchaser shall remain primarily liable for all its obligations under this Agreement and (b) the guarantee of the Purchaser's Guarantor shall remain in full force and effect

         This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties hereto in connection with the sale and purchase of the Shares and it is expressly declared that no variations hereof shall be effective unless made in writing and agreed between all the parties hereto. The Purchaser agrees that it will have no remedy in respect of any untrue statement made to the Purchaser upon which the Purchaser relied in entering into this Agreement and that the only remedies available to the Purchaser will be for breach of contract.

         The provisions of this Agreement insofar as the same shall not have been performed at Completion shall remain in full force and effect notwithstanding Completion

         Subject to Clause 13.1 above this Agreement shall be binding upon and enure for the benefit of the respective assigns successors and personal representatives of the parties

         At any time after the date hereof the Vendors and the Guarantor shall at the request of the Purchaser, at their cost, execute such documents as the Purchaser may reasonably require for the purpose of vesting the Shares in the Purchaser or its nominee and giving to the Purchaser the full benefit of all the provisions of this Agreement

         This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties hereby submit to the non-exclusive jurisdiction of the Courts of England and Wales

         Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made

         No announcement or circular in connection with the subject matter of this Agreement (except any such announcement as may be required in the case of the Guarantor to comply with the requirements of The Stock Exchange or in the case of the Purchaser to comply with the requirements of the NASDAQ/NMS) shall be made by or on behalf of the Vendors the Guarantor or the Purchaser without the prior written approval of the Guarantor (on its own behalf and on behalf of the Vendors) and the Purchaser, such consent not being unreasonably withheld or delayed

                  (a) Any notice required to be given under this Agreement shall be sufficiently given:

                           (i)      if delivered personally; or

                           (ii)     if sent by courier; or

                           (iii) if sent by facsimile copier or other electronic means of communication followed by special air service delivery; or

                           (iv) by letter despatched by first class recorded delivery pre-paid post (by airmail if to an overseas address) in which case such notice is deemed to be given at the close of business on the next following Business Day,

                  (b) "Business Day" means any day (other than a Saturday or a Sunday) on which clearing banks are open for a full range of banking transactions in the country of the recipient

                  (c) Any notice required to be given under this Agreement shall be sent:

                           (i)      to the Guarantor and the Vendors
                                    c/o Peek Plc
                                    309 Reading Road,
                                    Henley-on-Thames,
                                    Oxon,
                                    RG9 13L
                                    for the attention of Mark Jenkins

                           (ii)     to the Purchaser at:
                                    WPI Group, Inc.
                                    1155 Elm Street
                                    Manchester
                                    New Hampshire 03101
                                    Facsimile No: 603 627 3150
                                    For the attention of: Michael Tule, Vice
                                     President and General Counsel

                                    with a copy to the Purchaser's Solicitors
                                     at:
                                    Slater Heelis
                                    71 Princess Street
                                    Manchester
                                    M2 4HL
                                    Facsimile No: 0161 661 0048
                                    For the attention of: Christopher Dunn

                           or to such other address or facsimile number as is notified in writing from time to time by any party to the other parties to this Agreement

         Any date or period mentioned in this Agreement may be extended by mutual agreement between the parties hereto, but as regards any date or period (whether or not extended as aforesaid) time shall be of the essence of this Agreement

         No waiver by any of the parties of any of the requirements hereof or of any of its rights hereunder shall have effect unless given in writing and signed by the party or by the party or by the director or other duly authorised officer of such party

         The Vendors and the Guarantor agree that the obligations and undertakings on their part which are for the benefit of the Companies are owed to the Purchaser both for itself and as trustee for the Companies and the Purchaser hereby declares itself a trustee of the benefit of such obligations and undertakings for itself and the Companies

          If there are provisions of this Agreement (or of any agreement of which it forms part) by virtue of which particulars of this Agreement (or of an agreement of which it forms part) are, at the date of this Agreement, required to be furnished to the Director General of Fair Trading under the Restrictive Trade Practices Act 1976 and 1977;

                  the parties shall ensure that those particulars are furnished as soon as possible and in any event within the time specified by those Acts;

                  those provisions do not take effect until the day after those particulars have been furnished.

         None of the Vendor the US Vendor and the Guarantor shall be liable to the Purchaser in respect of any losses costs damages liabilities or expenses arising in any way whatsoever out of or in connection with anything done or omitted to be done by any of them on or before Completion or arising out of or in connection with any property goods or other assets of the Companies or any other property that they have at any time owned or occupied in so far as they relate to or arise from any Environmental Liability (as defined in Paragraph 9 of
                  Part 1 of the Fifth Schedule hereto) or any actual or alleged violation of or non-compliance with any Environmental Requirement (defined as aforesaid) or Environmental Licence (defined as aforesaid) unless and to the extent that they constitute a breach of one or more of the environmental warranties of Paragraph 9 of the Fifth Schedule hereto.

I N   W I T N E S S  whereof this Agreement has been entered into the day and year first before written

SIGNED BY                           )
FOR AND ON BEHALF OF RADLEY         )
SERVICES LIMITED                    )


SIGNED BY                           )
FOR AND ON BEHALF OF PEEK           )
CORPORATION                         )


SIGNED BY                           )
FOR AND ON BEHALF OF WPI            )
GROUP (UK)                          )


SIGNED BY                           )
FOR AND ON BEHALF OF PEEK PLC       )


SIGNED BY                           )
FOR AND ON BEHALF OF WPI            )
GROUP, INC.                         )